Exhibit 10.20

CHARGEPOINT EUROPE HOLDINGS B.V.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between ________________ (the “Executive”) and ChargePoint Europe Holdings B.V., a Dutch corporation (the “Company”), effective as of the date specified in Section 1 below.

This Agreement provides severance benefits in connection with certain qualifying terminations of Executive’s employment with the Company. For the duration of its effectiveness, this Agreement shall supersede the severance provisions set forth in Executive’s employment agreement with the Company dated as of ______________ (the “Employment Agreement”), including those set forth in [Section 8.4] and [Article 19] of the Employment Agreement, as well as those set forth in any other agreement with or letter from the Company, its parent company, ChargePoint Holdings, Inc. (the “Parent”), or any of their affiliated companies (collectively, “Affiliates”).

Certain capitalized terms are defined in Section 5.

The Company and Executive agree as follows:

1. Term. This Agreement shall become effective on the closing date of the merger, as contemplated by that business combination agreement and plan of reorganization, dated as of September 23, 2020, by and among Switchback Energy Acquisition Corporation, Lightening Merger Sub Inc. and ChargePoint, Inc. (the “Effective Date”). Unless terminated sooner, this Agreement will terminate automatically on the three year anniversary of the Effective Date.

2. Severance Benefits.

(a) Involuntary Termination Not Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs more than three months prior to, or more than twelve months following, a Change in Control (if any) and Executive satisfies the conditions described in Section 2(d) below, then Executive shall be entitled to the following severance benefits: a lump-sum cash severance payment equal to six months of Executive’s Base Salary.

(b) Involuntary Termination Involving a Change in Control. If Executive is subject to an Involuntary Termination which occurs within three months prior to, or twelve months following, a Change in Control and Executive satisfies the conditions described in Section 2(d) below, then Executive shall be entitled to the following severance benefits: a lump-sum cash severance payment equal to twelve months of Executive’s Base Salary.

(c) No Other Severance Entitlements. If Executive is entitled to the statutory transition payment as laid down in article 7:673 of the Dutch Civil Code, the Company will pay Executive the statutory transition payment, but the statutory transition payment will be deducted from any severance benefits payable pursuant to this Section 2. In that case, the Company will only pay Executive the remainder of the benefits described in this Section 2, if any. Executive will not lay claim to any compensation in connection with an Involuntary Termination, including in any case, but not limited to, compensation under any company policy, employment agreement, applicable collective bargaining agreement or other collective arrangement, other than the benefits described in this Section 2. Executive shall not apply to the court with the request to award an additional and/or so-called “reasonable compensation” (in Dutch: “billijke vergoeding”). In the event a court nevertheless awards compensation to Executive in connection with an Involuntary Termination, in whatever form, this compensation shall be deducted from the severance benefits described in this Section 2.

(d) Preconditions to Severance and Change in Control Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective a general release of claims in the form provided by the Company (the “Release”), comply with Executive’s continuing obligations (including the return of Company property) to the Company, and, if requested by the Company, immediately resign from all positions Executive holds with the Company, including as the Company’s Managing Director. Executive must execute and return the Release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the Release by the deadline or if Executive revokes the Release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be paid or provided within 60 days after Executive’s Involuntary Termination or, if later, on the date a Change in Control occurs. If such 60 day period spans two calendar years, then payment will in any event be made in the second calendar year.

3. Company’s Successors. Any successor to the Company to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

4. Miscellaneous Provisions.

(a) Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized representative of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and, for the duration of its effectiveness, supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement, including the severance benefits set forth in Section 8.4 and Article 19 of the Employment Agreement, as well as those set forth in any other agreement with or letter from the Company, its Parent or any other Affiliates.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the Netherlands.

(d) Taxes and Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under applicable law.

(e) Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the nationally recognized postal service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal office (attention to the Head of Human Resources-Netherlands) and to Executive at the address that Executive most recently provided to the Company in accordance with this Subsection (e).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

5. Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a) “Base Salary” means Executive’s annual gross base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction.

(b) “Cause” means (i) Executive’s unauthorized use or disclosure of the Company’s or Parent’s confidential information or trade secrets, which use or disclosure causes material harm to the Company or Parent, (ii) Executive’s material breach of any agreement with the Company or Parent, (iii) Executive’s material failure to comply with the Company’s or Parent’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of any jurisdiction, (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties for the Company or Parent, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company, (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its Parent or any of their directors, officers or employees, if the Company or Parent has requested such cooperation, or (viii) any other acts and omissions that qualify as “urgent cause” within the meaning of article 7:677 and 7:678 of the Dutch Civil Code or as “reasonable ground” within the meaning of 7:669 sub 3 under (b) to (i) of the Dutch Civil Code. In the case of clauses (ii), (iii) and (vii), the Company will not terminate Executive’s employment for Cause without first giving Executive written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).

(c) “Change in Control” means:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Parent representing more than 50% of the total voting power represented by the Parent’s then-outstanding voting securities;

(ii) The consummation of the sale or disposition by the Parent of all or substantially all of the Parent’s assets;

(iii) The consummation of a merger or consolidation of the Parent with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Parent or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) Individuals who are members of the Parent’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Parent’s board of directors over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Parent’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s securities immediately before such transaction. For avoidance of doubt the transactions contemplated by the business combination agreement described in Section 1 of this Agreement shall not constitute a “Change in Control.”

(d) “Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.

(e) “Resignation for Good Reason” means Executive’s resignation from employment after one of the following conditions has come into existence without Executive’s consent: (i) a material diminution in the nature or scope of Executive’s responsibilities, authority, powers, functions or duties within or to the Company (other than a change in title), (ii) a material reduction in Executive’s annual base salary or benefits, or (iii) Executive’s required relocation to offices more than fifty (50) miles from Executive’s principal place of business. In order to constitute a Resignation for Good Reason, Executive must give the Company written notice of the condition within 90 days after it comes into existence, the Company must fail to remedy the condition within 30 days after receiving Executive’s written notice and Executive must terminate Executive’s employment within 30 days after expiration of the cure period.

(f) “Termination Without Cause” means the termination of Executive’s employment by the Company without Cause and not as a result of Executive’s death or disability.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year indicated below.

COMPANY

By:

Name:

Title:

Date:

EXECUTIVE

By:

Name:

Title:

Date: